Exhibit 99

FOR IMMEDIATE RELEASE:

Monday, January 30, 2006

GENERAL METALS CORPORATION

APPOINTS NEW DIRECTOR

Jersey City, NJ – Monday, January 30, 2006 – General Metals Corporation (“GNLM” or the “Company”) (OTC BB: GNLM) announced that it has appointed David J. Salari P.Eng. to its board of directors. The Company has just acquired General Gold Corporation (www.generalgold.com) as it’s entry into the metals exploration and mining sector. Plans for additional acquisitions are underway. North and South America, Africa and China are areas of interest for both joint venture and acquisition opportunities that are currently under evaluation. Mr. Salari adds a critical component to the management development team.

Mr. Salari has served as a Director of General Gold Corporation since November 17, 2004 and is a Professional Engineer with a metallurgical and process engineering background. Over the past 20 years, Salari has been involved in the design, supply, and commissioning of mining and mineral processing systems throughout the world for gold and silver, base metals, and industrial minerals. Recently, he was involved as Process Manager for the construction and start-up of a 4000 TPD cyanide heap leach operation at GoldSpring’s Plum Mine in the Comstock region of Nevada. His duties included heap leach pad construction, recovery plant design/build, day to day process operations and dealing with The Nevada Division of Environmental Protection in permit related issues.

In 2004, Salari founded and became President of D.E.N.M. Engineering, a company engaged in the engineering, design and installation of mineral processing equipment and systems. Most recently, Salari, through D.E.N.M., was hired by Barrick Gold to commission the largest Merrill Crowe gold and silver processing facility in the world, located in Argentina.

From 1986 to 2004 Mr. Salari was the Vice President of MPE International Inc. where he  managed the engineering and design of metallurgical processing equipment for precious, base, and industrial minerals. From 1980 to 1986 Mr. Salari worked with Placer Development Ltd. in various metallurgist and engineering capacities. Mr. Salari is a graduate of the University of Toronto (1980) with a BASC degree in Metallurgical Engineering.

Safe Harbor Disclosure -- This Press Release contains or incorporates by reference "forward-looking statements," including certain information with respect to plans and strategies of and General Metals Corporation. For this purpose, any statements contained herein or incorporated herein by reference that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the forgoing, the words "anticipate(s)," "believe(s)," "expect(s)," "intend(s)," "plan(s)", "potential(ly)" and similar expressions are intended to identify forward- looking statements. There are a number of important factors that could cause actual events or actual results of GNLM to differ materially from those indicated by such forward-looking statements.

For more information please contact:

GENERAL METALS CORPORATION

Phone: 201-217-4137